Exhibit No. 99.1

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Financial Statements have been prepared to reflect the transfer, by Constellation Energy Group, Inc. and subsidiaries (Constellation Energy), of a 49.99% membership interest in Constellation Energy Nuclear Group, LLC (CENG), a limited liability company that consists of our nuclear generation and operation business, to EDF Group and affiliates (EDF) for total proceeds of approximately $4.7 billion (which includes $3.5 billion in cash received at close, surrender of $1.0 billion of our Series B Preferred Stock held by EDF at close, and expense reimbursements by EDF) on November 6, 2009 (the “Transaction”). At that time, we ceased to have a controlling financial interest in CENG and deconsolidated CENG. We measured our retained interest in CENG at fair value and recognized a gain on both the portion of CENG transferred and the portion that we retained in accordance with accounting requirements for noncontrolling interests.

We will account for our retained investment in CENG using the equity method and report our share of its earnings in the merchant energy segment. As a result, we will no longer record the individual income statement line items, but instead we will record our share of CENG’s earnings in a single line in our Consolidated Statements of Income (Loss).

Immediately prior to the closing of the Transaction, we executed a power purchase agreement (PPA) with CENG with a fair value of approximately $0.7 billion. We will report the PPA on our Consolidated Balance Sheets within “Unamortized energy contract assets” and amortize its value on our Consolidated Statements of Income (Loss) to “Fuel and purchased energy expense.” The terms of the PPA approximate market prices.

The Unaudited Pro Forma Condensed Statements of Income (Loss) for the year ended December 31, 2008 and nine months ended September 30, 2009 give effect to the Transaction as if it had occurred on January 1, 2008. The Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2009 gives effect to the Transaction as if it had occurred on September 30, 2009.

You should read these Unaudited Pro Forma Condensed Financial Statements in conjunction with the accompanying Notes to Unaudited Pro Forma Condensed Financial Statements, the separate historical financial statements of Constellation Energy for the year ended December 31, 2008, included in the Constellation Energy 2008 Annual Report on Form 10-K, and the separate historical financial statements of Constellation Energy for the nine months ended September 30, 2009, included in the Constellation Energy September 30, 2009 Quarterly Report on Form 10-Q.

The historical financial information of Constellation Energy in the Unaudited Pro Forma Condensed Financial Statements is derived from the financial statements of Constellation Energy but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Unaudited Pro Forma Condensed Financial Statements are provided for informational purposes only. The pro forma information is not necessarily indicative of what Constellation Energy’s financial position or results of operations actually would have been had the Transaction been completed at the dates indicated. In addition, the Unaudited Pro Forma Condensed Financial Statements do not project the future financial position or operating results of Constellation Energy.

The Unaudited Pro Forma Condensed Statements of Income (Loss) include adjustments reflecting items directly attributable to the Transaction that are expected to have a continuing impact on Constellation Energy’s results. The actual future impacts on our operating results will be different than the pro forma results that have been reflected for the purposes of these Unaudited Pro Forma Condensed Financial Statements, and those differences may be material.

The Unaudited Pro Forma Condensed Balance Sheet includes adjustments reflecting items directly attributable to the Transaction that are recurring and nonrecurring. The Unaudited Pro Forma Condensed Statements of Income (Loss) do not reflect the nonrecurring items, including a one-time estimated after-tax gain of approximately $4.2 billion that Constellation Energy recorded upon closing of the Transaction.

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME (LOSS)

NINE MONTHS ENDED SEPTEMBER 30, 2009

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Constellation (As Reported)	Pro Forma Adjustments		Pro Forma Constellation
		Deconsolidation of CENG (a),(b),(e)	Recognition of 50.01% Membership Interest in CENG (c),(d),(e)
Total Revenues	$12,195	$(568)	$34	$11,661
Expenses
Fuel and purchased energy expenses	8,555	373	—	8,928
Operating expenses	2,122	(554)	(50)	1,518
Depreciation, depletion, amortization and accretion expenses	501	(137)	—	364

Total expenses	11,178	(318)	(50)	10,810

Net Loss on Divestitures	(464)	—	—	(464)

Income (Loss) from Operations	553	(250)	84	387
Other Income	23	18	—	41
Fixed Charges	341	—	(60)	281

Income (Loss) from Continuing Operations Before Income Taxes	235	(232)	144	147
Income Tax Expense (Benefit)	159	(93)	58	124

Net Income (Loss)	76	(139)	86	23
Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	54	—	—	54

Net Income (Loss) Attributable to Common Stock	$22	$(139)	$86	$(31)

Common Stock Data
Average shares common stock outstanding
Basic	199			199
Diluted	200			200
Earnings per share
Basic	$0.11			$(0.16)
Diluted	$0.11			$(0.16)

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2008

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Constellation (As Reported)	Pro Forma Adjustments		Pro Forma Constellation
		Deconsolidation of CENG (a), (b), (e)	Recognition of 50.01% Membership Interest in CENG (c),(d),(e)
Total Revenues	$19,818	$(803)	$66	$19,081
Expenses
Fuel and purchased energy expenses	15,521	506	—	16,027
Operating expenses	4,649	(609)	(66)	3,974
Depreciation, depletion, amortization and accretion expenses	652	(171)	—	481

Total expenses	20,822	(274)	(66)	20,482

Gain on sales of Upstream Gas Assets	26	—	—	26

(Loss) Income from Operations	(978)	(529)	132	(1,375)
Other (Expense) Income	(69)	126	—	57
Fixed Charges	349	—	(3)	346

(Loss) Income from Continuing Operations Before Income Taxes	(1,396)	(403)	135	(1,664)
Income Tax (Benefit) Expense	(78)	(161)	54	(185)

Net (Loss) Income	(1,318)	(242)	81	(1,479)
Net Loss Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	(4)	—	—	(4)

Net (Loss) Income Attributable to Common Stock	$(1,314)	$(242)	$81	$(1,475)

Common Stock Data
Average shares common stock outstanding
Basic	179			179
Diluted	179			179
Earnings per share
Basic	$(7.34)			$(8.24)
Diluted	$(7.34)			$(8.24)

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

SEPTEMBER 30, 2009

(IN MILLIONS)

	Constellation (As Reported)	Pro Forma Adjustments		Pro Forma Constellation
		Deconsolidation of CENG (a),(f)	Transfer of 49.99% Membership Interest in CENG (e),(g),(h)
ASSETS
Current Assets
Cash and cash equivalents	$743	$—	$3,419	$4,162
Accounts receivable, net	2,217	(52)	—	2,165
Derivative and unamortized energy contract assets	673	—	—	673
Materials and supplies	224	(133)	—	91
Other current assets	963	(27)	—	936

Total current assets	4,820	(212)	3,419	8,027

Investments And Other Noncurrent Assets
Nuclear decommissioning trust funds	1,200	(1,200)	—	—
Derivative and unamortized energy contract assets	1,130	690	—	1,820
Investment in CENG	—	2,314	2,514	4,828
Other	1,102	—	—	1,102

Total investments and other noncurrent assets	3,432	1,804	2,514	7,750

Net property, plant and equipment	11,454	(3,131)	—	8,323

Total Assets	$19,706	$(1,539)	$5,933	$24,100

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$335	$—	$—	$335
Current portion of long-term debt	1,334	—	(1,000)	334
Accounts payable and accrued liabilities	1,369	(183)	1,245	2,431
Derivative and unamortized energy contract liabilities	1,221	—	—	1,221
Accrued expenses and other	946	(41)	(191)	714

Total current liabilities	5,205	(224)	54	5,035

Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	1,223	(5)	1,667	2,885
Asset retirement obligations	1,041	(1,018)	—	23
Derivative and unamortized energy contract liabilities	1,647	—	—	1,647
Defined benefit obligations	1,050	(291)	—	759
Other liabilities	405	(1)	—	404

Total deferred credits and other noncurrent liabilities	5,366	(1,315)	1,667	5,718

Total long-term debt, net of current portion	4,840	—	—	4,840
Equity
Common Shareholders’ Equity
Common stock and additional paid-in capital	3,213	—	—	3,213
Retained earnings	2,089	—	4,093	6,182
Accumulated other comprehensive loss	(1,269)	—	119	(1,150)

Total common shareholders’ equity	4,033	—	4,212	8,245

BGE preference stock not subject to mandatory redemption	190	—	—	190
Noncontrolling interests	72	—	—	72

Total Equity	4,295	—	4,212	8,507

Total Liabilities And Equity	$19,706	$(1,539)	$5,933	$24,100

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements, which are an integral part of these statements.

CONSTELLATION ENERGY GROUP, INC.

Notes to Unaudited Pro Forma Condensed

Financial Statements

(a)	Reflects the removal of the historical results of operations of CENG as a result of its deconsolidation.

(b)	“Total Revenues” have been reduced to reflect a decrease in the volume of power available for sale by Constellation Energy under the terms of the PPA with CENG executed just before closing. Historical revenues include sale of 100% of the available output of CENG’s plants. Under the terms of the PPA Constellation Energy will purchase up to 90% of the output of CENG’s plants that is not sold to third parties under pre-existing agreements. “Fuel and purchased energy expenses” have been adjusted to remove CENG’s historical nuclear fuel expense and to replace it with our historical intercompany purchases of power from CENG. Prior to the Transaction, these historical intercompany purchases were eliminated in the Consolidated Statements of Income (Loss) of Constellation Energy because CENG was a wholly owned subsidiary. The historical fuel and purchased energy expense amounts have been adjusted to reflect the 10% reduction in power purchased.

(c)	Reflects increase in Constellation Energy’s earnings resulting from the Power Services Agency Agreement (PSA) and the Administrative Services Agreement (ASA), which were executed with CENG at the closing of the Transaction. The PSA is a five-year agreement under which Constellation Energy will earn approximately $17 million annually to provide scheduling, asset management and billing services to CENG. The ASA is a one year agreement that is renewable annually under which Constellation Energy will provide administrative support services to CENG for an annual fee of approximately $66 million. Also reflects an increase in Constellation Energy’s earnings due to the reduction in interest expense resulting from elimination of dividends on the Series B Preferred Stock that was redeemed upon closing of the Transaction.

(d)	Reflects Constellation Energy’s 50.01% share of CENG’s earnings under the equity method of accounting. Equity method earnings include amortization of the difference between the fair value and the historical basis of the net assets of CENG. For purposes of computing Constellation Energy’s share of CENG’s earnings, the historical earnings of CENG have been adjusted as follows:

•	increased to reflect revenues for volumes sold to Constellation Energy under the terms of the PPA,

•	increased to exclude interest expense on CENG debt that was retained by Constellation Energy,

•	increased to exclude certain Constellation Energy corporate costs that will not be allocated to CENG after the Transaction,

•	increased to eliminate income tax expense as a result of CENG’s tax status as a limited liability company, and

•	reduced to reflect the fees that CENG will incur under the PSA and ASA agreements discussed in Note (c) above.

(e)	Pro forma income tax adjustments are based upon the applicable statutory federal and state income tax rates.

(f)	“Derivative and unamortized energy contract assets” reflects the $0.7 billion PPA executed just prior to closing the Transaction.

(g)	“Cash and cash equivalents” and “Investment in CENG” reflect a post-closing capital contribution by Constellation Energy to CENG of $110 million. Immediately following closing, both Constellation Energy and EDF made capital contributions of $110 million to CENG to fund CENG’s estimated working capital needs.

(h)	Reflects the Transaction, including the estimated gain on the transfer of the 49.99% interest in CENG to EDF, assuming the Transaction occurred on September 30, 2009. The following table details the estimated impacts of the Transaction:

(Amounts in billions)

Cash received at closing	$3.5
EDF reimbursement of merger termination expenses and other fees previously paid	0.2
Surrender of Series B Preferred Stock including accrued dividends	1.0

Total proceeds from transfer of 49.99% membership interest in CENG to EDF	4.7
Total fair value of Constellation Energy’s retained interest in CENG	4.7

Total fair value of CENG	9.4
Net book value of CENG net assets	(2.3)

Gain on transfer before income taxes	7.1
Current and deferred income taxes	(2.9)

After-tax gain	$4.2